Exhibit 1

AMENDED JOINT FILING AGREEMENT

This Amended Joint Filing Agreement amends and restates in its entirety the Joint Filing Agreement among certain of the parties hereto dated June 22, 2006.

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that one statement on Schedule 13D (including any amendments thereto) with respect to the Common Shares, without par value per share, of MPW Industrial Services Group, Inc., shall be filed on behalf of the undersigned and acknowledges that as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall constitute one and the same instrument.

Date: August 29, 2006

BERLIN CAPITAL GROWTH, L.P.
By: Berlin Financial, Ltd., its General Partner

/s/ Thomas G. Berlin
Thomas G. Berlin, Managing Member

BERLIN FINANCIAL, LTD.

/s/ Thomas G. Berlin
Thomas G. Berlin, Managing Member

THOMAS G. BERLIN

/s/ Thomas G. Berlin
Thomas G. Berlin

KENTON R. BOWEN

/s/ Kenton R. Bowen
Kenton R. Bowen

WALTER H. HAUSER, JR.

/s/ Walter H. Hauser, Jr.
Walter H. Hauser, Jr.

WALTER H. MORRIS

/s/ Walter H. Morris
Walter H. Morris